Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following lists the subsidiaries of Summit Financial Group, Inc., a West Virginia Corporation.

SFG II, Inc., a second-tier bank holding company organized under the laws of the State of West Virginia

Summit Community Bank, Inc., a state banking corporation organized under the laws of the State of West Virginia

SFG Capital Trust I, a statutory business trust organized under the laws of the State of Delaware

SFG Capital Trust II, a statutory business trust organized under the laws of the State of Delaware

SFG Capital Trust III, a statutory business trust organized under the laws of the State of Delaware